                       SECURITIES AND EXCHANGE COMMISSION


                             Washington, D.C. 20549


                                   FORM 8-K/A


                 Current Report Pursuant to Section 13 or 15(d)
                     of the Securities Exchange Act of 1934


                                  June 22, 2001
--------------------------------------------------------------------------------
                Date of Report (Date of earliest event reported)


                             Arch Capital Group Ltd.
--------------------------------------------------------------------------------
             (Exact name of registrant as specified in its charter)


         Bermuda                    0-26456                         N/A
--------------------------------------------------------------------------------
(State or other jurisdiction    (Commission File              (I.R.S. Employer
    of incorporation or              Number)                 Identification No.)
      organization)


                 20 Horseneck Lane, Greenwich, Connecticut 06830
--------------------------------------------------------------------------------
               (Address of principal executive offices) (Zip Code)


               Registrant's telephone number, including area code:

                                 (203) 862-4300


                                 Not Applicable
--------------------------------------------------------------------------------
          (Former name or former address, if changed since last report)

ITEM 2.       ACQUISITION OR DISPOSITION OF ASSETS

         On June 22, 2001, Arch Capital Group Ltd., a Bermuda company ("ACGL"), acquired all of the capital stock of Altus Holdings, Ltd. ("Altus"), a Cayman Islands company, that it did not already own, pursuant to a reorganization agreement (the "Reorganization Agreement") dated as of March 23, 2001, by and among Altus, ACGL and the other shareholders of Altus, for a purchase price of approximately $38.8 million. The purchase price consisted of approximately $38.4 million in cash and 24,200 ACGL Common Shares issued to employee shareholders continuing in management positions. Prior to the acquisition, ACGL owned a minority interest in Altus' common stock which was previously accounted for under "fair value".

         Following the acquisition, Altus' name was changed to Arch Risk Transfer Services Ltd. Arch Risk Transfer Services Ltd., through its wholly-owned subsidiaries, including First American Insurance Company, an admitted insurer with licenses in 49 states, provides insurance and alternative risk transfer services through rent-a-captive and other facilities. The conformed executed copy of the Reorganization Agreement and the press releases relating to the transaction are filed as exhibits to ACGL's report on Form 8-K filed with the SEC on July 6, 2001, and are incorporated herein by reference.

ITEM 7.       FINANCIAL STATEMENTS, PRO FORMA FINANCIAL INFORMATION AND EXHIBITS

(a)      FINANCIAL STATEMENTS OF BUSINESS ACQUIRED.

   Audited Consolidated Financial Statements of Altus:

     Independent Auditors' Report
     Consolidated Balance Sheets - December 31, 2000 and 1999
     Consolidated Statements of Operations - Years Ended December 31,
       2000 and 1999
     Consolidated Statements of Shareholders' Equity - Years Ended
       December 31, 2000 and 1999
     Consolidated Statements of Cash Flows - Years Ended December 31,
       2000 and 1999
     Notes to Consolidated Financial Statements - Years Ended
       December 31, 2000 and 1999

   Unaudited Consolidated Financial Statements of Altus:

     Unaudited Consolidated Balance Sheets - March 31, 2001 and 2000 Unaudited Consolidated Statements of Operations - For the Three Months
       Ended March 31, 2001 and 2000
     Unaudited Consolidated Statements of Cash Flows - For the Three Months
       Ended March 31, 2001 and 2000
     Notes to the Unaudited Consolidated Financial Statements - For the Three
       Months Ended March 31, 2001 and 2000

(b)      PRO FORMA FINANCIAL INFORMATION.

   Unaudited Pro Forma Condensed Combined Financial Statements of ACGL and Altus:

     Unaudited Pro Forma Condensed Combined Balance Sheet - March 31, 2001 Unaudited Pro Forma Condensed Combined Statement of Income - For the Three
       Months Ended March 31, 2001
     Unaudited Pro Forma Condensed Combined Statement of Income - For the Year
       Ended December 31, 2000
     Notes to the Unaudited Pro Forma Condensed Combined Financial Statements

(c)      EXHIBITS.

         10.1. Reorganization Agreement, dated as of March 23, 2001, by and among Altus Holdings, Ltd., The Trident Partnership, L.P., TRYCO II, Ltd., Marsh & McLennan Risk Capital Holdings, Ltd., Glenn L. Ballew, David G. May and Arch Capital Group Ltd. ("ACGL") (filed as an exhibit to ACGL's Report on Form 8-K, as filed with the SEC on July 6, 2001, and incorporated by reference).

         23(a)    Consent of Independent Accountants.

         99.1. Press Release, dated March 23, 2001 (filed as an exhibit to ACGL's Report on Form 8-K, as filed with the Securities and Exchange Commission on July 6, 2001, and incorporated by reference).

         99.2. Press Release, dated June 22, 2001 (filed as an exhibit to ACGL's Report on Form 8-K, as filed with the Securities and Exchange Commission on July 6, 2001, and incorporated by reference).

                                   SIGNATURES

         Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.


                             ARCH CAPITAL GROUP LTD.


Date:  August 7, 2001        By: /s/ Debra M. O'Connor
                                 ----------------------
                                 Debra M. O'Connor
                                 Senior Vice President, Controller and Treasurer

                                     ARCH CAPITAL GROUP LTD. AND SUBSIDIARIES
                                                       INDEX

                                                                                                             Page
                                                                                                         -------------
FINANCIAL STATEMENTS OF BUSINESS ACQUIRED.

AUDITED CONSOLIDATED FINANCIAL STATEMENTS OF ALTUS:
Independent Auditors' Report                                                                                        5
Consolidated Balance Sheets - December 31, 2000 and 1999                                                          6-7
Consolidated Statements of Operations - Years Ended December 31, 2000 and 1999                                      8
Consolidated Statements Shareholders' Equity - Years Ended December 31, 2000 and 1999                            9-10
Consolidated Statements of Cash Flows - Years Ended December 31, 2000 and 1999                                     11
Notes to Consolidated Financial Statements - Years Ended December 31, 2000 and 1999                             12-23

UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS OF ALTUS:
Unaudited Consolidated Balance Sheet - March 31, 2001 and 2000                                                     24
Unaudited Consolidated Statement of Operations - For the Three Months Ended March 31, 2001 and 2000                25
Unaudited Consolidated Statement of Cash Flows - For the Three Months Ended March 31, 2001 and 2000                26
Notes to the Unaudited Consolidated Financial Statements - For the Three Months Ended March 31, 2001
and 2000                                                                                                           27

PRO FORMA FINANCIAL INFORMATION.

Unaudited Pro Forma Condensed Combined Financial Statements of ACGL and Altus:

Unaudited Pro Forma Condensed Combined Balance Sheet - March 31, 2001                                              29
Unaudited Pro Forma Condensed Combined Statement of Income - For the Three Months Ended March 31, 2001             30
Unaudited Pro Forma Condensed Combined Statement of Income - For the Year Ended December 31, 2000                  31
Notes to the Unaudited Pro Forma Condensed Combined Financial Statements                                        32-33


ITEM 7.       FINANCIAL STATEMENTS, PRO FORMA FINANCIAL INFORMATION AND EXHIBITS

(a)      FINANCIAL STATEMENTS OF BUSINESS ACQUIRED.

      Audited Consolidated Financial Statements of Altus:





INDEPENDENT AUDITORS' REPORT


To the Shareholders
of Altus Holdings, Ltd.

We have audited the accompanying consolidated balance sheets of Altus Holdings, Ltd. (the "Company") as of December 31, 2000 and 1999, and the related consolidated statements of operations, stockholders' equity, and cash flows for the years then ended. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, such consolidated financial statements present fairly, in all material respects, the financial position of the Company as of December 31, 2000 and 1999, and the results of its operations and its cash flows for the years then ended in conformity with accounting principles generally accepted in the United States of America.

/s/ Deloitte & Touche LLP

May 18, 2001

ALTUS HOLDINGS, LTD.

CONSOLIDATED BALANCE SHEETS
DECEMBER 31, 2000 AND 1999
(IN THOUSANDS)
--------------------------------------------------------------------------------


ASSETS                                                                       2000          1999
                                                                           --------      --------
Investments:
  Securities available-for-sale, at fair value -
    Fixed maturities (amortized cost: 2000 - $49,868; 1999 - $46,914)      $ 50,272      $ 45,859
    Equities (cost: 1999 - $597)                                                 --           633
  Certificates of deposit                                                     3,325         1,078
                                                                           --------      --------
          Total investments                                                  53,597        47,570

Cash and cash equivalents                                                    13,204        10,576
Receivables - less allowance of $1,371 and $1,266                            17,235         4,022
Reinsurance assets:
  Paid losses and loss adjustment expenses recoverable                        2,977           989
  Unpaid losses and loss adjustment expenses recoverable                     21,874         1,924
  Prepaid reinsurance premiums                                               31,942         1,166
Deferred acquisition costs                                                    3,244         2,437
Furniture and equipment - at cost, less accumulated
  depreciation of $793 and $462                                               1,078           693
Accrued investment income                                                       815           982
Other assets                                                                    305           277
Assets held in separate accounts                                              2,552         1,057
                                                                           --------      --------
TOTAL                                                                      $148,823      $ 71,693
                                                                           ========      ========

See notes to consolidated financial statements.

ALTUS HOLDINGS, LTD.

CONSOLIDATED BALANCE SHEETS
DECEMBER 31, 2000 AND 1999
(IN THOUSANDS)
--------------------------------------------------------------------------------


LIABILITIES AND SHAREHOLDERS' EQUITY                            2000            1999
                                                              ---------       ---------
LIABILITIES:
  Unearned premiums                                           $  47,817       $  11,934
  Losses and loss adjustment expenses                            25,505           5,092
  Claims payable                                                  2,277           1,054
  Reinsurance balances payable                                   17,239             356
  Other liabilities                                               6,907           5,110
  Liabilities related to separate accounts                        2,552           1,057
                                                              ---------       ---------
           Total liabilities                                    102,297          24,603
                                                              ---------       ---------

Commitments and contingencies

SHAREHOLDERS' EQUITY:
  Class A common shares, $.01 par value:
    Authorized: 200,000,000 Class A and B shares; issued
    and outstanding: 67,469,902 and 72,250,376                      674             722
  Class B common shares, $.01 par value: issued and
    outstanding: 1,002,000                                           10              10
  Additional paid-in capital                                     63,330          63,081
  Accumulated other comprehensive income (loss), net                295          (1,019)
  Accumulated deficit                                           (17,635)        (15,509)
  Deferred compensation                                            (148)           (195)
                                                              ---------       ---------
           Total shareholders' equity                            46,526          47,090
                                                              ---------       ---------

TOTAL LIABILITIES AND SHAREHOLDERS' EQUITY                    $ 148,823       $  71,693
                                                              =========       =========


See notes to consolidated financial statements.

ALTUS HOLDINGS, LTD.

CONSOLIDATED STATEMENTS OF OPERATIONS
YEARS ENDED DECEMBER 31, 2000 AND 1999
(IN THOUSANDS)
--------------------------------------------------------------------------------

                                                           2000           1999
                                                         --------       --------
REVENUES:
  Premiums earned                                        $ 19,136       $ 21,473
  Finance and service charges                                  74            214
  Commissions                                                  --            362
  Net investment income                                     3,280          3,090
  Realized gains (losses) on investments                       62           (242)
  Other                                                        --            375
                                                         --------       --------

          Total revenues                                   22,552         25,272
                                                         --------       --------
LOSSES AND EXPENSES:
  Losses and loss adjustment expenses                      10,986         12,785
  Underwriting, acquisition and insurance expenses         12,170         22,111
  Provision for bad debt                                      459            895
  Write-off of goodwill                                        --          1,887
  Loss on disposal of furniture and equipment                  --          2,299
  Corporate and other expense                               1,227            197
                                                         --------       --------
          Total losses and expenses                        24,842         40,174
                                                         --------       --------

Loss from continuing operations before income taxes        (2,290)       (14,902)
Income tax (expense) benefit                                   92           (116)
                                                         --------       --------

          Loss from continuing operations                  (2,198)       (15,018)

Gain from discontinued operations                              72            189
                                                         --------       --------

          Net loss                                       $ (2,126)      $(14,829)
                                                         ========       ========


See notes to consolidated financial statements.

ALTUS HOLDINGS, LTD.

CONSOLIDATED STATEMENTS OF SHAREHOLDERS' EQUITY
YEARS ENDED DECEMBER 31, 2000 AND 1999
(DOLLARS IN THOUSANDS)
--------------------------------------------------------------------------------

                                                       COMMON STOCK
                                ----------------------------------------------------------                     ACCUMULATED
                                         CLASS A                         CLASS B                ADDITIONAL        OTHER
                                --------------------------       -------------------------        PAID-IN      COMPREHENSIVE
                                  SHARES           AMOUNT          SHARES        AMOUNT           CAPITAL      INCOME (LOSS)
                                ----------      ----------       ---------      ----------      ---------       ----------
BALANCE, DECEMBER 31, 1998      63,085,709      $      514       1,000,000      $       10      $   45,074      $      298

Comprehensive loss:
 Net loss
 Other comprehensive loss                                                                                           (1,317)
Comprehensive loss

Repurchase of Class A and B
  common shares                 (4,777,000)            (31)       (223,000)             (2)         (3,300)
Call on capital commitment               -             100               -                           9,900
Issuance of class A and B
  common shares                 13,941,667             139         225,000               2          14,025
Amortization of deferred
  compensation
Repurchase of FAFC shares of
  terminated officer                                                                                  (500)
Cancellation of FAFC deferred
  compensation                                                                                      (2,118)

BALANCE, DECEMBER 31, 1999      72,250,376             722       1,002,000              10          63,081          (1,019)


                                                                      TOTAL
                                  ACCUMULATED       DEFERRED       SHAREHOLDERS'
                                    DEFICIT        COMPENSATION       EQUITY
                                  ----------       ----------       ----------
BALANCE, DECEMBER 31, 1998        $     (680)      $   (2,375)      $   42,841

Comprehensive loss:
 Net loss                            (14,829)                          (14,829)
 Other comprehensive loss                                               (1,317)
                                                                    ----------
Comprehensive loss                                                     (16,146)

Repurchase of Class A and B
  common shares                                                         (3,333)
Call on capital commitment                                              10,000
Issuance of class A and B
  common shares                                                         14,166
Amortization of deferred
  compensation                                             62               62
Repurchase of FAFC shares of
  terminated officer                                                      (500)
Cancellation of FAFC deferred
  compensation                                          2,118               --

BALANCE, DECEMBER 31, 1999           (15,509)            (195)          47,090


See notes to consolidated financial statements.

ALTUS HOLDINGS, LTD.

YEARS ENDED DECEMBER 31, 2000 AND 1999
(DOLLARS IN THOUSANDS)
--------------------------------------------------------------------------------

                                                                       COMMON STOCK
                                              ---------------------------------------------------------------
                                                       CLASS A                              CLASS B                ADDITIONAL
                                              ----------------------------         --------------------------       PAID-IN
                                                SHARES           AMOUNT             SHARES          AMOUNT          CAPITAL
                                              ----------       -----------         ---------      -----------      -----------
BALANCE, DECEMBER 31, 1999                    72,250,376       $       722         1,002,000      $        10      $    63,081

Comprehensive loss:
 Net loss
 Other comprehensive income

Comprehensive loss

Issuance of common stock and Warrants            193,156                 2                                                 173
Cancellation of common stock                  (5,000,000)              (50)                                                 50
Issuance of Class A common Shares award           26,370                 *                                                  26
Amortization of deferred Compensation

BALANCE, DECEMBER 31, 2000                    67,469,902       $       674         1,002,000      $        10      $    63,330
                                              ==========       ===========         =========      ===========      ===========

                                                  ACCUMULATED
                                                    OTHER                                                  TOTAL
                                                 COMPREHENSIVE      ACCUMULATED        DEFERRED         SHAREHOLDERS'
                                                 INCOME (LOSS)        DEFICIT        COMPENSATION         EQUITY
                                                 -------------      -----------      ------------       -----------
BALANCE, DECEMBER 31, 1999                       $     (1,019)      $   (15,509)     $       (195)      $    47,090

Comprehensive loss:
 Net loss                                                                (2,126)                             (2,126)
 Other comprehensive income                             1,314                                                 1,314
                                                                                      -----------       -----------
Comprehensive loss                                                                                             (812)

Issuance of common stock and Warrants                                                                           175
Cancellation of common stock                                                                                     --
Issuance of Class A common Shares award                                                       (26)               --
Amortization of deferred Compensation                                                          73                73
                                                                                      -----------       -----------
BALANCE, DECEMBER 31, 2000                        $       295       $   (17,635)      $      (148)      $    46,526
                                                  ===========       ===========       ===========       ===========


*   amount not shown due to rounding

See notes to consolidated financial statements.

ALTUS HOLDINGS, LTD.

CONSOLIDATED STATEMENTS OF CASH FLOWS
YEARS ENDED DECEMBER 31, 2000 AND 1999
(IN THOUSANDS)
--------------------------------------------------------------------------------

                                                                                    2000           1999
                                                                                  --------       --------
CASH FLOWS FROM OPERATING ACTIVITIES:
  Net loss                                                                        $ (2,126)      $(14,829)
  Adjustments to reconcile net loss to net cash
    provided by (used in) operating activities:
    Depreciation, amortization and other                                               498            971
    Realized (gains) losses on investments                                             (62)           242
    Deferred income tax expense (benefit)                                             (109)           116
    Loss on disposition of furniture and equipment                                      --          2,299
    Write-off of goodwill                                                               --          1,887
    Changes in assets and liabilities:
      Receivables                                                                  (13,318)           671
      Reinsurance assets                                                           (52,714)         1,593
      Deferred policy acquisition costs                                               (807)           859
      Unearned premiums                                                             35,883         (7,579)
      Losses and loss adjustment expenses                                           20,413         (3,453)
      Claims payable                                                                 1,223             99
      Reinsurance balances payable                                                  16,883            391
      Other assets and liabilities                                                   1,936           (729)
                                                                                  --------       --------
           Net cash provided by (used in) operating activities                       7,700        (17,462)
                                                                                  --------       --------
INVESTING ACTIVITIES:
  Proceeds from securities available-for-sale, fixed
    maturities sold or matured                                                      31,870         33,270
  Proceeds from securities available-for-sale, equities                                644            494
  Purchases of securities available-for-sale, fixed maturities                     (34,782)       (34,387)
  Purchases of securities available-for-sale, equities                                  --            (64)
  Net maturities (purchases) of certificates of deposits                            (2,247)         2,455
  Proceeds from sale of furniture and equipment                                         --             39
  Purchase of furniture and equipment                                                 (732)        (1,713)
                                                                                  --------       --------
           Net cash provided by (used in) investing activities                      (5,247)            94
                                                                                  --------       --------
FINANCING ACTIVITIES:
  Issuance of common stock and capital contributions                                   175         24,166
  Payments on repurchase of common stock                                                --         (3,333)
  Proceeds from borrowings                                                              --         15,078
  Payments on borrowings                                                                --        (17,437)
  Repurchased shares of terminated officer                                              --           (500)
                                                                                  --------       --------
           Net cash provided by financing activities                                   175         17,974
                                                                                  --------       --------
Net increase in cash and cash equivalents                                            2,628            606
Cash and cash equivalents, beginning of year                                        10,576          9,970
                                                                                  --------       --------
Cash and cash equivalents, end of year                                            $ 13,204       $ 10,576
                                                                                  ========       ========

SUPPLEMENTAL DISCLOSURES:
  Interest paid                                                                   $     --       $    197
                                                                                  ========       ========
  Taxes paid                                                                      $      7       $     --
                                                                                  ========       ========
  Non-cash financing activities - Cancellation of FAFC deferred compensation      $     --       $  2,118
                                                                                  ========       ========

ALTUS HOLDINGS, LTD.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
YEARS ENDED DECEMBER 31, 2000 AND 1999
--------------------------------------------------------------------------------


1.     SIGNIFICANT ACCOUNTING POLICIES

       PRINCIPLES OF CONSOLIDATION AND NATURE OF OPERATIONS - The accompanying consolidated financial statements include the accounts and operations of Altus Holdings, Ltd. ("Altus"), a corporation organized in the Cayman Islands, and its wholly owned subsidiaries (the "Company").

       During 1999, Altus acquired First American Financial Corporation ("FAFC"), a Missouri corporation through an exchange of shares. The acquisition has been accounted for as a pooling of interests under accounting principles generally accepted in the United States of America ("U.S. GAAP"). Under pooling of interests accounting, it is assumed that Altus and FAFC have been merged from the date of incorporation of the Company.

       Altus and its wholly owned subsidiaries, Alternative Re Holdings Limited ("ARHL"), Alternative Re Limited ("ARL"), Alternative Insurance Company Limited ("AICL"), Altrisc Services, Inc. ("ASI") and Alternative Underwriting Services ("AUS") provide insurance, reinsurance, and alternative reinsurance solutions through rent a captive and other facilities.

       FAFC and its wholly owned subsidiaries, First American Insurance Agency, Inc. ("FAIA"), American First Insurance Agency II, Inc., First American Service Corporation, First American Warranty Corporation of Florida and First American Insurance Company ("FAIC") and its subsidiary, First American General Agency, Inc. ("FAGA"), underwrite program business, which is comprised primarily of insurance products for lending institutions, workers compensation, commercial auto, personal auto and general liability. FAFC's products are distributed through general agents.

       All significant intercompany accounts and transactions have been eliminated in consolidation.

       BASIS OF PRESENTATION - The accompanying consolidated financial statements have been prepared in accordance with U.S. GAAP. The significant accounting policies followed by the Company that materially affect financial reporting are summarized in this note. They include the acquisition of FAFC, which occurred in July 1999, and which has been accounted for as a pooling of interests under U.S. GAAP. The consolidated financial statements include FAFC as though it had always been a part of the Company.

       USE OF ESTIMATES - The preparation of consolidated financial statements of insurance companies requires management to make estimates and assumptions that affect amounts reported in the consolidated financial statements and accompanying notes. Such estimates and assumptions could change in the future, as more information becomes known that could impact the amounts reported and disclosed therein.

       INVESTMENTS - Investment securities are classified as held-to-maturity, available-for-sale or trading. Currently, all of the Company's securities are classified as available-for-sale. Securities classified as available-for-sale are carried at fair value, and changes in fair value, net of deferred income taxes, are reported as a component of accumulated other comprehensive income or loss and, accordingly, have no effect on the Company's net loss. Fair values for fixed maturities and equities (see Note 3) are based on quoted market prices. Certificates of deposit are reported at cost, which approximates fair value.

       The amortized cost of fixed maturities classified as available-for-sale or held-to-maturity is adjusted for amortization of premiums and accretion of discounts to maturity. Such amortization is included in net investment income. Realized gains and losses on sales of investments and declines in value judged to be other-than-temporary are recognized on the specific identification basis.

       PREMIUMS - Premiums are recognized as revenue principally pro rata over the terms of the policies. Certain warranty premiums are earned based on exposure patterns that increase over time. In addition, GAP premiums, which cover the difference between automobile loan values and underlying collateral, are earned in an accelerated manner based on a modified rule of 78ths method to reflect the increased initial exposure on these policies.

       DEFERRED ACQUISITION COSTS - Acquisition costs consisting of commissions, premium taxes and other underwriting expenses are deferred and amortized ratably over the term of the related policies. The method followed in computing deferred acquisition costs limits the amount of such costs to their expected realizable value. In determining expected realizable value, the computation gives effect to the premium to be earned, related investment income, losses, loss adjustment expenses and certain other costs expected to be incurred as the premium is earned.

       LOSSES AND LOSS ADJUSTMENT EXPENSES - Losses and loss adjustment expenses represent the estimated ultimate net cost of all reported and unreported losses incurred and are estimated using case-basis evaluations and statistical analyses, and are not discounted. Those estimates are subject to the effects of trends in loss severity and frequency, and variability is inherent in such estimates. Changes in estimates are reflected in current operations.

       REINSURANCE - Reinsurance premiums and losses and loss adjustment expenses recoverable are accounted for on bases consistent with those used in accounting for the original policies issued and the terms of the reinsurance contracts. The accompanying consolidated statements of operations reflect premiums, losses and loss adjustment expenses, and acquisition costs, net of reinsurance ceded (see Note 5). Those reinsurance arrangements provide for greater diversification of business, allow management to control exposure to potential losses arising from large risks and provide additional capacity for growth. The Company uses quota-share, surplus share and excess-of-loss reinsurance contracts.

       FAIR VALUE OF FINANCIAL INSTRUMENTS - The estimated fair value of financial instruments held by the Company approximates carrying value.

       EXCESS OF COST OVER NET TANGIBLE ASSETS ACQUIRED - In 1999 management reevaluated the carrying value of goodwill within the requirements of SFAS No. 121, "ACCOUNTING FOR IMPAIRMENT OF LONG-LIVED ASSETS AND LONG-LIVED ASSETS TO BE DISPOSED OF," and determined that it no longer had any value. As such, management reduced the carrying value of all goodwill to zero. The result was a loss of $1,887,000 recorded in the statement of operations in 1999.

       STATEMENTS OF CASH FLOWS - Cash and cash equivalents in the consolidated statements of cash flows represent cash balances and investments with initial maturities of three months or less.

       COMMISSION INCOME - The Company's active insurance agencies, ASI, FAIA and FAGA, record commissions as income when the related policies are written.

       INCOME TAXES - U.S. deferred taxes are determined based on the differences between the financial reporting and tax bases of assets and liabilities and are measured using enacted tax rates.

       Under current Cayman Islands law, Altus is not required to pay taxes in the Cayman Islands on either income or capital gains. Altus has received an undertaking from the Cayman Islands government that, in the event of income or capital gains taxes being imposed, the Company will be exempted from such taxes until the year 2018.

       Under current Bermuda law, ARHL, ARL, AICL, and AUS are not required to pay taxes in Bermuda on either income or capital gains. They have received an undertaking from the Bermuda government that, in the event of income or capital gains taxes being imposed, they will be exempted from such taxes until the year 2016.

       AICL has made the election under Internal Revenue Code Section 953(d) to be subject to U.S. income taxes as a domestic U.S. insurance company. AICL and ASI file separate U.S. federal income tax returns. FAFC files a consolidated U.S. federal income tax return.

       FURNITURE AND EQUIPMENT - Furniture and equipment are recorded at cost and are depreciated using the straight-line method over three to five years.

       SEPARATE ACCOUNTS - Under rent a captive arrangement, ARL maintains segregated cells in separate accounts for companies ("Program Holders"), whereby the Program Holder assumes investment, underwriting and exposure risk and ARL receives an administration fee for managing the program. The Program Holder owns preferred shares in ARHL under a Preferred Shareholders Agreement ("the Agreement"). The Agreement provides for the payment of dividends to the preferred shareholders based on the balance of net profits calculated from earned reinsurance premiums, investment income, expenses paid and losses and loss adjustment expenses incurred in each Program Holder's account. Any profits are to be paid to the preferred shareholders based upon a percentage of total profits to date, calculated on an annual basis, commencing after the third year of the Agreement. If the balance is a deficit at any time, additional letters of credit, cash or indemnifications will be due to ARL. The preferred shares are redeemable after five years. AICL is also permitted to maintain segregated cells.

       ACCOUNTING PRONOUNCEMENT - The Company adopted Statement of Financial Accounting Standards ("SFAS") No. 133, "Accounting for Derivative Instruments and Hedging Activities" in 2001. The Company does not engage in hedging activities or invest in derivative instruments, including derivatives embedded in other contracts. Accordingly, adoption of SFAS No. 133 did not affect the financial statements.

       RECLASSIFICATIONS - Certain 1999 amounts have been reclassified to conform to the 2000 presentation.

2.     BUSINESS COMBINATION

       On June 18, 1999, Altus acquired FAFC in an all-stock transaction. Shareholders of FAFC (the Trident Partnership, L.P. ("Trident") and Risk Capital Reinsurance Company ("Risk Capital") (which, in May, 2000 was renamed Arch Reinsurance Company) received 28,780,476 newly issued Class A common shares. Trident was and remains a majority shareholder in Altus and was also a majority shareholder in FAFC. In connection with the acquisition by Altus, FAFC received a capital infusion of $28,000,000. Also as a result of the purchase, all Class A, $7 par, common stock of FAFC was retired and 1,000 shares of Class A, $.10 par, common stock was reissued to Altus. Proceeds from the capital infusion were used to make a capital contribution of $15,000,000 to FAIC and to repay note borrowings of $11,000,000. The remaining proceeds of $2,000,000 were retained by FAFC for internal operating and investing purposes. The transaction has been accounted for as a pooling of interest under U.S. GAAP. No adjustments were necessary to conform FAFC's accounting policies.

       The following table presents the revenues and loss for the combining companies and subsidiaries for the period from the beginning of 1999 to the date the acquisition was consummated (in thousands): All significant intercompany transactions have been eliminated.

                                             ALTUS          FAFC

               Revenues                     $  167         $ 6,334
               Loss                         $ (903)        $(2,675)


       A post closing adjustment to the acquisition related to losses required that effective December 31, 1999 up to 5,000,000 of the Company's Class A common shares issued as part of the acquisition be cancelled on a pro rata basis between the individual shareholders. One Class A common share of the Company was cancelled for every $1 of defined losses subject to a $5,000,000 maximum.

       Defined losses were the sum of the operating losses or expenses incurred or reserved during the period from April 1, 1999 to December 31, 1999 primarily related to portions of FAIC's cancelled or exited business. These losses exceeded $5,000,000, and therefore 5,000,000 Class A common shares were cancelled in 2000 on a pro rata basis between the individual shareholders and the related par value of $50,000 was transferred to additional paid-in-capital.

3.     INVESTMENTS

       Investments are summarized as follows (in thousands):

                                          COST/        GROSS       GROSS
                                        AMORTIZED    UNREALIZED   UNREALIZED     FAIR
                                          COST         GAINS       LOSSES        VALUE
                                        ---------    ---------    ----------    -------
       December 31, 2000:
         U.S. government bonds           $34,741      $   236      $    79      $34,898
         Industrial bonds                 10,648          184           85       10,747
         U.S. mortgage backed bonds        4,479          148           --        4,627
                                         -------      -------      -------      -------
       Total fixed maturities            $49,868      $   568      $   164      $50,272
                                         =======      =======      =======      =======


                                          COST/        GROSS       GROSS
                                        AMORTIZED    UNREALIZED   UNREALIZED     FAIR
                                          COST         GAINS       LOSSES        VALUE
                                        ---------    ---------    ----------    -------
       December 31, 1999:
         U.S. government bonds           $43,326      $     7      $   814      $42,519
         Industrial bonds                  3,146           --          245        2,901
         U.S. mortgage backed bonds          442           --            3          439
                                         -------      -------      -------      -------
       Total fixed maturities             46,914            7        1,062       45,859
       Equities                              597           36           --          633
                                         -------      -------      -------      -------
                                         $47,511      $    43      $ 1,062      $46,492
                                         =======      =======      =======      =======

       The following amounts were included in accumulated other comprehensive income (loss) for the years ended December 31, 2000 and 1999 (in thousands):

                                                                        2000         1999
                                                                      -------      -------
       Unrealized holding gains (losses) arising during the year      $ 1,485      $(1,671)
       Less realized gains (losses)                                        62         (242)
                                                                      -------      -------

       Other comprehensive (loss) income, before deferred taxes         1,423       (1,429)
       Deferred income tax (expense) benefit                             (109)         118
       Other                                                               --           (6)
                                                                      -------      -------
       Other comprehensive income (loss), net                         $ 1,314      $(1,317)
                                                                      =======      =======

       Contractual maturities of fixed maturities at December 31, 2000 are summarized as follows (in thousands):

                                                   AMORTIZED       FAIR
                                                     COST          VALUE
                                                   ---------      -------
       Due within one year                          $13,081       $13,124
       Due after one through five years              25,155        25,237
       Due after five through ten years              11,156        11,424
       Due after ten years                              476           487
                                                    -------       -------
                                                    $49,868       $50,272
                                                    =======       =======

       The expected maturities in the foregoing table will differ from contractual maturities because certain issuers may have the right to call or prepay obligations with or without call or prepayment penalties.

       Major sources of the Company's investment income are summarized as follows (in thousands):

                                                                 2000           1999
                                                                -------       -------
       Fixed maturities                                         $ 3,024       $ 2,460
       Equities                                                      --            63
       Certificates of deposit and other                            346           675
                                                                -------       -------
                                                                  3,370         3,198
       Investment expenses                                          (90)          (54)
                                                                -------       -------
       Net investment income                                      3,280         3,144
       Less investment income from discontinued operations           --           (54)
                                                                -------       -------
       Net investment income from continuing operations         $ 3,280       $ 3,090
                                                                =======       =======

       Proceeds from the sale of equity securities were $645,000 and $494,000 in 2000 and 1999, respectively. The Company had gross realized gains of $47,000 in 2000 and gross realized losses of $61,000 in 1999 on those sales.

       Proceeds from sales, maturities and redemptions of investments in bonds during 2000 and 1999 were $31,869,000 and $33,270,000, respectively. In
       2000 and 1999, the Company had gross realized gains of $162,000 and $36,000, respectively and gross realized losses of $147,000 and $217,000, respectively.

       At December 31, 2000, cash and cash equivalents of $646,000 and fixed maturity securities with a carrying amount of $5,325,000 were on deposit with state insurance departments to satisfy regulatory requirements. Also at December 31, 2000, fixed maturity securities and cash and cash equivalents with a carrying amount of $3,784,000 and $254,000, respectively, were on deposit in various trusts securing unearned premium reserves and loss reserves on insurance assumed from other companies.

4.     INCOME TAXES

       For financial reporting purposes, loss from continuing operations before income taxes includes the following components (in thousands):

                                                        2000           1999
                                                      --------       --------
       Income (loss) from continuing operations:
          United States                               $ (2,442)      $(11,935)
          Puerto Rico                                      392         (2,545)
          Other countries                                 (240)          (422)
                                                      --------       --------
                                                      $ (2,290)      $(14,902)
                                                      ========       ========

       The components of income tax (expense) benefit are as follows (in thousands):

                                                   2000            1999
                                                  -----            -----
       Current - Federal                            (10)               2
       Current - State                               (7)              --
       Deferred - Federal                           109             (118)
                                                  -----            -----
                                                  $  92            $(116)
                                                  =====            =====

       U.S. deferred income taxes at December 31 consist of the following amounts (in thousands):

                                                 2000             1999
                                               --------         --------
       Deferred tax asset                      $ 10,877         $  9,896
       Deferred tax liability                    (1,220)            (859)
       Valuation allowance                       (9,657)          (9,037)
                                               --------         --------
       Net deferred tax asset                  $     --         $     --
                                               ========         ========

       The deferred tax asset relates principally to net operating loss ("NOL") carryforwards, alternative minimum tax ("AMT") credit carryforwards, unearned premium reserves, loss reserve discounting and depreciation expense. The deferred tax liability relates principally to deferred policy acquisition costs. The Company maintains a full valuation allowance in respect of the net deferred tax asset since it is more likely than not that the benefit will not be utilized.

       The income tax benefit in 2000 and expense in 1999 is not proportional to loss before federal income taxes principally due to the change in the valuation allowance, as discussed above.

       FAFC has NOL carryforwards of $20,442,000 that expire beginning in 2011 and an AMT credit carryforward of $307,000 that has an unlimited carryforward period. ASI has NOL carryforwards of $4,334,000 that expire beginning in 2012. AICL has an AMT credit carryforward of $7,000.

5.     REINSURANCE

       Premiums written and earned are summarized as follows (in thousands):

                                         2000                         1999
                                WRITTEN        EARNED         WRITTEN        EARNED
                               --------       --------       --------       --------
       Direct and assumed      $ 87,571       $ 51,685       $ 16,265       $ 23,844
       Ceded                    (63,328)       (32,549)        (2,156)        (2,371)
                               --------       --------       --------       --------
       Net premiums            $ 24,243       $ 19,136       $ 14,109       $ 21,473
                               ========       ========       ========       ========

       Losses and loss adjustment expenses are summarized as follows (in thousands):

                                                                             2000           1999
                                                                           --------       --------
       Direct and assumed                                                  $ 38,724       $ 14,333
       Ceded                                                                (27,810)        (1,682)
                                                                           --------       --------

       Total losses and loss adjustment expenses                             10,914         12,651
       Decrease in losses and loss adjustment expenses
         from discontinued operations                                            72            134
                                                                           --------       --------
       Losses and loss adjustment expenses from continuing operations      $ 10,986       $ 12,785
                                                                           ========       ========

       Reinsurance ceded contracts do not relieve the Company from its obligations to policyholders. In the unlikely event that any reinsurer does not meet its obligations under the reinsurance agreements, the Company remains liable to its policyholders for the portion reinsured. At December 31, 2000 and 1999, all amounts recoverable by FAIC under agreements with unauthorized reinsurers are fully secured by letters of credit, except for $463,000 and $113,000 of unsecured balances at those respective dates.

6.    FURNITURE AND EQUIPMENT

       Furniture and equipment are summarized as follows (in thousands):

                                                    2000            1999
                                                   ------          ------
       Furniture and fixtures                      $  497          $  660
       Information systems                            581              33
                                                   ------          ------
                                                   $1,078          $  693
                                                   ======          ======

7.     LOSSES AND LOSS ADJUSTMENT EXPENSES

       The following table provides a reconciliation of the beginning and ending reserve balances, net of reinsurance, for the years ended December 31 (in thousands):

                                                                               2000           1999
                                                                             --------       --------
       Reserve for losses and loss adjustment expenses ("LAE"), net of
         reinsurance, at January 1                                           $  3,168       $  4,821
                                                                             --------       --------
       Add incurred related to:
         Current year                                                          11,178         13,167
         Prior years                                                             (192)          (516)
                                                                             --------       --------
       Total incurred                                                          10,986         12,651
                                                                             --------       --------
       Deduct paid related to:
         Current year                                                           8,292         10,373
         Prior years                                                            2,231          3,931
                                                                             --------       --------
       Total paid                                                              10,523         14,304
                                                                             --------       --------
       Reserve for losses and LAE, net of reinsurance, at December 31           3,631          3,168
       Reinsurance recoverable on unpaid losses and LAE, at December 31        21,874          1,924
                                                                             --------       --------
       Reserve for unpaid losses and LAE, gross of reinsurance, at
         December 31                                                         $ 25,505       $  5,092
                                                                             ========       ========

       The incurred amounts for prior years' claims relate to changes in estimates of loss reserves. Such amounts are the result of using actuarial data and other information in establishing loss reserves and will vary from year to year.

8.     SHARE CAPITAL

       On March 19, 1998, warrants to purchase a total of 3,500,000 shares of the Company's Class A common shares at $1.00 per share were issued to certain shareholders. These warrants are exercisable immediately, and include 3,000,000 that expire on March 19, 2008. The 500,000 balance of warrants were redistributed among certain shareholders and expire on March 5, 2008. During 2000, warrants on 7,500 Class A common shares expiring on December 29, 2010 were purchased by a senior executive officer. Together with warrants discussed in Note 9, warrants for 3,538,023 and 3,530,523 were outstanding at December 31, 2000 and 1999, respectively.

       In the event that the Company enters into an initial public offering, or a change in control, these warrants are callable by the Company, in their entirety, or partially. The Company can redeem these warrants for $.01 each. Any partial redemption by the Company will be made on a pro rata basis on the total outstanding warrants at the time of redemption.

       See Note 18 - Subsequent Event.

9.     STOCK COMPENSATION

       The Company has elected to follow Accounting Principles Board ("APB") Opinion No. 25, "ACCOUNTING FOR STOCK ISSUED TO EMPLOYEES," in accounting for its employee stock awards, employee stock options and stock appreciation rights.

       Pursuant to APB Opinion No. 25, compensation expense for stock awards, options and grants is recognized as follows: (1) nonperformance awards - measured at the fair value of the shares at the date of grant and recognized as the awards vest; (2) performance-based stock awards and stock options - periodically remeasured based on the fair value of the stock and recognized only when it is probable that an amount will be earned; and (3) stock options - recognized only if the exercise price of the stock options is below the market price of the underlying stock on the date of grant.

       1998 STOCK OPTION PLAN - During 1998, the Company adopted the Management Share Option Plan (the "Plan"), which permits the Board of Directors of the Company to grant stock options to employees, officers and directors of the Company. A total of 2,543,605 shares were authorized under the Plan. Generally, the Company grants stock options with an exercise price equal to the fair market value of the common share on the date of the grant, as determined by the Company's Board of Directors. Stock options generally vest ratably over a five-year period, and expire in March 2008. Options to purchase 300,000 and 450,000 Class A common shares were granted for $1.00 per share in 2000 and 1999, respectively. No options were exercised in 2000 or 1999. Options forfeited or cancelled totaled 250,000 and nil in 2000 and 1999, respectively. At December 31, 2000 and 1999, options outstanding totaled 2,072,674 and 2,022,674, respectively, of which 1,048,449 and 524,225, respectively were vested.

       WARRANT AWARDS - During 1998, in consideration for entering into an employment agreement with the Company, a senior executive of the Company was granted warrants to purchase 30,523 Class A common shares for $1.00 per share. These warrants are exercisable by the holder from March 19, 1998 until they expire on March 19, 2008. These warrants are subject to the same terms and conditions as the 1998 Stock Option Plan discussed previously in this note.

       1998 AND 1999 STOCK AWARDS - During 1998, the Company entered into an employment agreement with a senior executive that provided for stock awards. Nonperformance awards for 305,233 Class A common shares under a restricted share grant were granted to the senior executive. The shares vest equally over a five-year period. In addition, as part of the acquisition of FAFC, 26,370 non-performance common shares were awarded to an officer. These shares vest equally over three years. The Company has charged expenses of $73,000 and $62,000 in 2000 and 1999, respectively, relating to compensation on these restricted share grants.

       During 1999, the Company entered into a consulting agreement with a senior non-executive that provided for stock options. The individual agreed to purchase 250,000 Class A common shares for $1.00 per share by January 1, 2001. Pursuant to this purchase, options to purchase by January 1, 2001, 750,000 Class A common shares were granted for $1.00 per share, under the same terms and conditions as the Plan. The aforementioned purchase did not occur and, accordingly, the related options were forfeited.

       See Note 18 - Subsequent Event.

       Certain performance-based stock awards and stock options issued in conjunction with investments in FAFC by Trident and Risk Capital were cancelled in 1999 as part of the acquisition of FAFC by the Company.

       PRO FORMA NET INCOME - Pro forma information regarding net income is required by SFAS No. 123, "ACCOUNTING FOR STOCK-BASED COMPENSATION," as if the Company had accounted for its employee stock options, stock warrants, and stock awards under the fair value method of that statement. Had compensation cost for the Company's employee stock options, stock warrants, and stock awards been determined based upon the fair value, as determined by the board of directors, at the grant date for awards under these plans consistent with the methodology prescribed under SFAS No. 123, the Company's loss for the years ended December 31, 2000 and 1999 would have been as follows (in thousands):

                                                    2000           1999
                                                   -------        -------
       Net loss as reported                        $ 2,126        $14,829
                                                   =======        =======

       SFAS No. 123 proforma loss                  $ 2,229        $15,080
                                                   =======        =======

       The Black-Scholes Option Pricing Model was used to estimate the fair values of options granted during 2000 and 1999. The assumptions used for these grants included the following:

       Volatility factor of expected market price of the
         Company's shares                                         0%
       Dividend yield                                             0%
       Weighted average expected life of stock options      10 years
       Risk free interest rate                                    6%

10.    CREDIT AGREEMENTS

       As part of the acquisition of FAFC by Altus, all outstanding debt was repaid in 1999 and an existing line-of-credit was cancelled. No debt was outstanding at December 31, 2000 and 1999.

11.    RESTRUCTURING

       During 1999, FAFC restructured its operations, which resulted in a charge of $2,227,000 consisting of severance costs, lease termination penalties and moving expenses. These expenses are included in underwriting, acquisition and insurance expenses in the consolidated statement of operations. Additionally, FAFC wrote off $2,299,000 of assets primarily related to information systems as a result of the restructuring. The restructuring was a result of the acquisition.

12.    CANCELLATION OF BUSINESS

       Prior to August 31, 1999 FAIC wrote vendors' single interest insurance policies in Puerto Rico through the Jose Baldrich Jr. Inc. Agency (the "Agency"). The Agency was FAIC's exclusive agency for business in Puerto Rico. FAIC granted the Agency processing, claims adjudication and claims payment authority as it related to these policies.

       FAIC ceased writing business in Puerto Rico and cancelled all business in effect as of August 31, 1999. An unrelated domestic insurance company already doing business in Puerto Rico rewrote this in force business. Unearned premiums refunded due to the cancellation, net of agent commissions, totaled $7,857,000. In addition, FAIC made a final termination payment to the agent of $463,000 in 1999.

13.    DISCONTINUED OPERATIONS

       In October 1995, FAIC adopted a plan to dispose of its commercial auto line of business. Accordingly, the consolidated financial statements report separately the operating results of this line of business, which is treated as a discontinued operation. There was no gain or loss associated with the disposal of this business.

       A summary of balances and operating results of the discontinued operations for the years ended December 31 is as follows (in thousands):

                                                               2000          1999
                                                             -------       -------
       Reserve for losses and loss adjustment expenses:
         Direct                                              $ 1,423       $ 1,960
         Ceded                                                (1,019)       (1,417)
       Investment income                                          --            54
       Gain                                                       72           189

14.    STATUTORY AND REGULATORY MATTERS

       The Company's ability to pay dividends is subject to certain regulatory restrictions on the payment of dividends by ARL, AICL and FAIC.

       Under the Insurance Act 1978 of Bermuda, amendments thereto and related regulations, ARL and AICL are required to maintain certain measures of solvency and liquidity. At December 31, 2000 these requirements were met. Declaration of dividends from retained earnings and distributions from additional paid-in-capital is subject to these requirements being met.

       As of December 31, 2000, FAIC had statutory capital and surplus of $36,478,000 and statutory net income of $727,000 for the year then ended. Payment of dividends by FAIC to the Company, its ultimate parent, is limited to the lesser of 10% of surplus or 100% of net investment income. At December 31, 2000, FAIC can pay $2,679,000 in dividends to FAFC without prior approval of the Missouri Department of Insurance ("MDI").

       FAIC's statutory-basis financial statements are prepared in accordance with accounting practices prescribed or permitted by MDI. In 1998, the National Association of Insurance Commissioners adopted codified statutory accounting principles ("Codification"). Codification will change, to some extent, prescribed statutory accounting practices. The State of Missouri adopted Codification as the prescribed basis of accounting on which domestic insurers must report their statutory-basis results to MDI, effective the first quarter of 2001. Adoption of Codification in the first quarter of 2001 did not have a material effect on FAIC's statutory surplus or statutory net income.

15.    BENEFIT PLANS

       ASI has a 401(k) plan for which substantially all employees are eligible. ASI's contributions to the plan were $101,000 and $50,000 during 2000 and 1999, respectively. ASI also has a deferred compensation plan. ASI's contributions to the plan were $25,000 in 2000 and nil in 1999. Effective January 1, 2001 the ASI 401(k) plan was renamed the ASI/FAFC 401(k). All employees of FAFC are eligible to join the plan.

       Through December 31, 2000, FAFC had a defined benefit plan for which substantially all employees were eligible. FAFC's contributions to the plan were $31,000 and $46,000 during 2000 and 1999, respectively. The plan was terminated on December 31, 2000.

       FAFC also had an employee stock ownership plan for which all shares in the plan were sold when Altus purchased FAFC. The plan assets consist entirely of cash. No contributions were made to the plan during 2000 and 1999. The plan terminated on December 31, 2000.

16.    LEASE COMMITMENTS

       The Company and its subsidiaries lease building space and certain office equipment under noncancellable leases. Future minimum payments for these leases are: 2001 - $422,000; 2002 - $382,000; 2003 - $175,000 and 2004
       and later years - $80,000. The Company entered into an assignment agreement with an unrelated company effective January 1, 2000 with respect to certain of its leases. Payment of the lease expenses by the unrelated company will reduce the payments for 2001 by $68,000. Total rent expense was $428,000 and $725,000 for 2000 and 1999, respectively.

17.    CONTINGENCIES

       The Company is subject to litigation of disputes in the normal course of its business. Management does not believe that any pending litigation or arbitration to which it is a party, or of which any of its assets are subject, is likely to have a material adverse effect on its current financial position or results of operations.

18.    SUBSEQUENT EVENT

       On March 23, 2001, Arch Capital Group Ltd., ("Arch Capital") (formerly Risk Capital Holdings, Inc.) announced that it had entered into a definitive agreement to acquire all of the capital stock of the Company. Arch Capital is a Bermuda-based diversified financial services holding company with an emphasis on the insurance sector. Arch Capital is a publicly held company listed on the NASDAQ Exchange and currently owns a minority interest in the Company.

       Upon closing, all warrants and stock options on the Company's common shares will be permanently cancelled and retired.

ITEM 7.  FINANCIAL STATEMENTS, PRO FORMA FINANCIAL INFORMATION AND EXHIBITS

(a) FINANCIAL STATEMENTS OF BUSINESS ACQUIRED.

    Unaudited Consolidated Financial Statements of Altus:


ALTUS HOLDINGS, LTD.
UNAUDITED CONSOLIDATED BALANCE SHEETS
(IN THOUSANDS)

                                                               MARCH 31,
                                                        ------------------------
                                                          2001            2000
                                                        --------        --------
ASSETS
Investments:
Fixed maturities                                        $ 56,197        $ 47,614
Equities                                                                     620
Short-term investments                                       525             567
                                                        --------        --------
Total investments                                         56,722          48,801
                                                        --------        --------

Cash                                                       7,864          10,257
Accrued investment income                                    688             588
Premiums receivable                                       15,461           3,975
Unpaid losses and loss expenses recoverable               33,147           2,460
Prepaid reinsurance premiums                              31,777           5,867
Reinsurance balances receivable                            3,153             358
Deferred policy acquisition costs                          2,505           2,397
Other assets                                               3,945           2,798
                                                        --------        --------
TOTAL ASSETS                                            $155,262        $ 77,501
                                                        ========        ========

LIABILITIES
Claims and claims expenses                              $ 37,585        $  5,757
Unearned premiums                                         46,378          16,298
Reinsurance balances payable                              15,855           3,447
Other liabilities                                          9,038           5,865
                                                        --------        --------
TOTAL LIABILITIES                                        108,856          31,367
                                                        --------        --------

SHAREHOLDERS' EQUITY                                      46,406          46,134

                                                        --------        --------
TOTAL LIABILITIES & SHAREHOLDERS' EQUITY                $155,262        $ 77,501
                                                        ========        ========

          See notes to the unaudited consolidated financial statements.

ALTUS HOLDINGS, LTD.
UNAUDITED CONSOLIDATED STATEMENTS OF OPERATIONS
 (IN THOUSANDS)

                                                      FOR THE THREE MONTHS ENDED
                                                              MARCH 31,
                                                      -------------------------
                                                        2001              2000
                                                      -------           -------
REVENUES
Net premiums written                                  $ 4,495           $ 3,854
Decrease in unearned premiums                           1,274               340
                                                      -------           -------
Net premiums earned                                     5,769             4,194
Net investment income                                     973               766
Net investment gains (losses)                             279               (24)
Fee income                                              1,078               194
                                                      -------           -------
Total revenues                                          8,099             5,130
                                                      -------           -------

OPERATING COSTS AND EXPENSES
Claims and claims expenses                              4,637             2,287
Commissions and brokerage                               2,024             1,412
Other operating expenses                                2,145             2,383
                                                      -------           -------
Total operating costs and expenses                      8,806             6,082
                                                      -------           -------

Income (Loss) Before Income Taxes                        (707)             (952)
                                                      -------           -------

Income taxes:
Current
Deferred                                                 (178)
                                                      -------           -------
Income tax expense (benefit)                             (178)                0
                                                      -------           -------

Net Income (Loss)                                     ($  529)          ($  952)
                                                      =======           =======

          See notes to the unaudited consolidated financial statements.

ALTUS HOLDINGS, LTD.
UNAUDITED CONSOLIDATED STATEMENTS OF CASH FLOWS
 (IN THOUSANDS)

                                                           FOR THE THREE MONTHS ENDED
                                                                   MARCH 31,
                                                            -----------------------
                                                              2001           2000
                                                            --------       --------
OPERATING ACTIVITIES
Net income (loss)                                            $  (529)       $  (952)
Adjustments to reconcile net income (loss) to net cash
  provided by (used for) operating activities:
  Unpaid claims and claims expenses                           12,080            664
  Unearned premiums                                           (1,439)         4,362
  Premiums receivable                                          1,586           (807)
  Accrued investment income                                      127            394
  Prepaid reinsurance premiums                                   165         (4,703)
  Reinsurance balances recoverable                           (11,449)            95
  Reinsurance balances payable                                (1,384)         2,844
  Deferred policy acquisition costs                              739             41
  Net realized investment (gains)/losses                        (230)            25
  Other liabilities                                           (2,696)          (683)
  Other items, net                                                39           (365)
                                                            --------       --------
NET CASH PROVIDED BY (USED FOR) OPERATING ACTIVITIES          (2,991)           915
                                                            --------       --------
INVESTING ACTIVITIES
Investment activity, net                                      (2,296)        (1,207)
Property and equipment activity, net                             (53)          (105)
                                                            --------       --------

NET CASH PROVIDED BY (USED FOR) INVESTING ACTIVITIES          (2,349)        (1,312)
                                                            --------       --------

NET CASH PROVIDED BY (USED FOR) FINANCING ACTIVITIES               0              0
                                                            --------       --------

Increase (decrease) in cash                                   (5,340)          (397)
Cash beginning of period                                      13,204         10,654
                                                            --------       --------
Cash end of period                                          $  7,864       $ 10,257
                                                            ========       ========

          See notes to the unaudited consolidated financial statements.

ALTUS HOLDINGS, LTD.
NOTES TO THE UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS


(1) The consolidated financial statements have been prepared by Altus Holdings, Ltd. ("Altus") without audit, in accordance with generally accepted accounting principles and pursuant to the rules and regulations of the Securities and Exchange Commission. In the opinion of the management of Altus, the accompanying financial statements include all adjustments which are necessary for a fair presentation of the results for the interim periods presented, such adjustments being of a normal recurring nature. Certain information and footnote disclosures have been condensed or omitted pursuant to such rules and regulations. It is suggested that these consolidated financial statements and the notes thereto be read in conjunction with the financial statements and notes thereto of Altus as of December 31, 2000 and 1999 and for the years then ended included in this Form 8-K/A. Results of operations in interim periods are not necessarily indicative of results to be expected for a full year.

(2) On June 22, 2001, Arch Capital Group Ltd. ("ACGL") acquired all of the capital stock of Altus that it did not already own, pursuant to the Reorganization Agreement dated as of March 23, 2001, by and among Altus, ACGL and the other shareholders of Altus. Prior to the acquisition, ACGL owned a 27.9% minority interest in Altus' common stock. Following the acquisition, Altus' name was changed to Arch Risk Transfer Services Ltd.

ITEM 7.  FINANCIAL STATEMENTS, PRO FORMA FINANCIAL INFORMATION AND EXHIBITS

(b) PRO FORMA FINANCIAL INFORMATION.

OVERVIEW

       On June 22, 2001, ACGL acquired all of the capital stock of Altus, a Cayman Islands company, that it did not already own, pursuant to the Reorganization Agreement dated as of March 23, 2001, by and among Altus, ACGL and the other shareholders of Altus, for a purchase price of approximately $38.8 million. The purchase price consisted of approximately $38.4 million in cash and 24,200 ACGL Common Shares issued to employee shareholders continuing in management positions. Prior to the acquisition, ACGL owned a 27.9% minority interest in Altus' common stock. Following the acquisition, Altus' name was changed to Arch Risk Transfer Services Ltd.

       Upon the closing of ACGL's acquisition of Altus, ACGL was required under generally accepted accounting principles governing a "step acquisition" of an investee company to retroactively adopt the equity method of accounting for its original 27.9% ownership interest in Altus for the periods prior to the acquisition and to restate its historical financial results. Such restatement resulted in a reduction in ACGL's book value at March 31, 2001 in the amount of $3.1 million, or $0.24 per share. After ACGL's acquisition of its initial 27.9% ownership interest in Altus in March 1998, the investment was carried at its estimated fair value from the initial purchase through March 31, 2001 in accordance with generally accepted accounting principles. ACGL accounted for its initial interest in Altus under "fair value" because ACGL did not have the ability to exercise significant influence over this investment due to ACGL's limited voting and consent rights.

       Subsequent to this Form 8-K/A report, ACGL will file with the Securities and Exchange Commission ("SEC") an amended Form 10-K (10-K/A) for the year ended December 31, 2000 and an amended Form 10-Q (10-Q/A) for the quarter ended March 31, 2001 to reflect the required restatement. See note 5 to the unaudited pro forma financial statements contained in this report.

       The following unaudited pro forma condensed combined financial statements as of and for the quarter ended March 31, 2001 and for the year ended December 31, 2000 are based on the historical financial statements of Altus included elsewhere in this Form 8-K/A, and the historical financial statements of ACGL included in its Annual Report on Form 10-K for the year ended December 31, 2000 and its Quarterly Report on Form 10-Q for the quarter ended March 31, 2001 (See note 5 to the unaudited pro forma financial statements). The unaudited pro forma financial statements give effect to the transactions consummated pursuant to the Reorganization Agreement.

       The unaudited pro forma condensed combined statements of income have been prepared to reflect the acquisition of Altus by ACGL as if the acquisition had occurred as of January 1, 2000. The unaudited pro forma condensed combined statement of financial condition reflects the acquisition as if it had occurred on March 31, 2001. The pro forma adjustments made in connection with the development of the pro forma information are preliminary and have been made solely for the purposes of developing such pro forma information. The final allocation may be different from these estimates and there can be no assurances that such differences, if any, will not be material.

       The pro forma information does not purport to be indicative of the results of operations that would have occurred had the transaction been consummated on the assumed dates, nor is the information intended to be a projection for any future period. The unaudited pro forma financial information should be read in conjunction with the related notes thereto and the historical financial statements of Altus included herein, and the historical financial statements of ACGL.

UNAUDITED PRO FORMA CONDENSED COMBINED BALANCE SHEET
(IN THOUSANDS)

                                                                           MARCH 31, 2001
                                                   -----------------------------------------------------------------
                                                                                              PRO FORMA
                                                                                  ----------------------------------
                                                     ACGL          ALTUS          ADJUSTMENTS               COMBINED
                                                   --------       --------        -----------               --------
ASSETS
Investments:
Fixed maturities                                    $90,400        $56,197                                  $146,597
Publicly traded equity securities                    28,224                                                   28,224
Privately held securities                            52,080                         ($16,000)   (2)           36,080
Securities held in escrow                            21,373                                                   21,373
Short-term investments                               72,421            525           (38,398)   (3)           34,548
                                                   --------       --------          --------                --------
Total investments                                   264,498         56,722           (54,398)                266,822
                                                   --------       --------          --------                --------

Cash                                                 20,290          7,864                                    28,154
Accrued investment income                             2,405            688                                     3,093
Premiums receivable                                  39,459         15,461                                    54,920
Unpaid claims and claims expenses recoverable        34,520         33,147                                    67,667
Prepaid reinsurance premiums                         31,735         31,777                                    63,512
Reinsurance balances receivable                       9,654          3,153                                    12,807
Goodwill                                             20,381                            5,343  (1), (4)        25,724
Deferred income tax asset                             7,980                                                    7,980
Deferred policy acquisition costs                     2,485          2,505                                     4,990
Other assets                                          6,829          3,945                                    10,774
                                                   --------       --------          --------                --------
TOTAL ASSETS                                       $440,236       $155,262          ($49,055)               $546,443
                                                   ========       ========          ========                ========

LIABILITIES
Claims and claims expenses                          $53,413        $37,585                                   $90,998
Unearned premiums                                    44,133         46,378                                    90,511
Reinsurance balances payable                         34,282         15,855                                    50,137
Reserve for contingent loss of escrowed assets       15,000                                                   15,000
Investment accounts payable                           5,792                                                    5,792
Other liabilities                                    15,135          9,038                                    24,173
                                                   --------       --------          --------                --------
TOTAL LIABILITIES                                   167,755        108,856                                   276,611
                                                   --------       --------          --------                --------

SHAREHOLDERS' EQUITY                                272,481         46,406           (49,055)   (5)          269,832
                                                   --------       --------          --------                --------

TOTAL LIABILITIES & SHAREHOLDERS' EQUITY           $440,236       $155,262          ($49,055)               $546,443
                                                   ========       ========          ========                ========

     The accompanying notes are an integral part of the unaudited pro forma condensed combined financial statements.

UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF INCOME
(IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

                                                                FOR THE THREE MONTHS ENDED MARCH 31, 2001
                                                         ---------------------------------------------------------
                                                                                             PRO FORMA
                                                                                    ------------------------------
                                                           ACGL         ALTUS       ADJUSTMENTS           COMBINED
                                                         --------     --------      -----------           --------
REVENUES
Net premiums written                                       $2,837       $4,495                              $7,332
(Increase) decrease in unearned premiums                   (1,204)       1,274                                  70
                                                         --------     --------        --------            --------
Net premiums earned                                         1,633        5,769                               7,402
Net investment income                                       3,160          973                               4,133
Net investment gains                                        9,004          279                               9,283
Equity in net income of investees                           1,036                                            1,036
Fee income                                                  1,715        1,078                               2,793
Net commission income                                         482                                              482
                                                         --------     --------        --------            --------
Total revenues                                             17,030        8,099                              25,129
                                                         --------     --------        --------            --------

OPERATING COSTS AND EXPENSES
Claims and claims expenses                                  1,545        4,637                               6,182
Commissions and brokerage                                                2,024                               2,024
Other operating expenses                                    4,038        2,145             $89   (7)         6,272
                                                         --------     --------        --------            --------
Total operating costs and expenses                          5,583        8,806              89              14,478
                                                         --------     --------        --------            --------

Income (Loss) Before Income Taxes                          11,447         (707)           (89)              10,651
                                                         --------     --------        --------            --------

Income taxes:
Current                                                       201                                              201
Deferred                                                    3,105         (178)                  (8)         2,927
                                                         --------     --------        --------            --------
Income tax expense (benefit)                                3,306         (178)                              3,128
                                                         --------     --------        --------            --------

Net Income (Loss)                                          $8,141        ($529)           ($89)             $7,523
                                                         ========     ========        ========            ========

AVERAGE SHARES OUTSTANDING
Basic                                                      12,787                           24   (9)        12,811
Diluted                                                    12,792                           24   (9)        12,816

PER SHARE DATA
Net Income - Basic                                          $0.64                                            $0.59
Net Income - Diluted                                        $0.64                                            $0.59

     The accompanying notes are an integral part of the unaudited pro forma condensed combined financial statements.

UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF INCOME
(IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

                                                                  FOR THE YEAR ENDED DECEMBER 31, 2000
                                                         ---------------------------------------------------------
                                                                                              PRO FORMA
                                                                                    ------------------------------
                                                           ACGL         ALTUS       ADJUSTMENTS           COMBINED
                                                         --------     --------      -----------           --------
REVENUES
Net premiums written                                     ($10,604)     $24,243                             $13,639
(Increase) decrease in unearned premiums                   98,134       (5,107)                             93,027
                                                         --------     --------        --------            --------
Net premiums earned                                        87,530       19,136                             106,666
Net investment income                                      15,923        3,280                              19,203
Gain on sale of reinsurance operations                      2,191                                            2,191
Net investment gains                                       16,872           62          $3,173   (6)        20,107
Equity in net income of investees                           2,539                                            2,539
Fee income                                                                  74                                  74
                                                         --------     --------        --------            --------
Total revenues                                            125,055       22,552           3,173             150,780
                                                         --------     --------        --------            --------

OPERATING COSTS AND EXPENSES
Claims and claims expenses                                 76,263       10,986                              87,249
Commissions and brokerage                                  26,756       12,170                              38,926
Reserve for contingent loss of escrowed assets             15,000                                           15,000
Other operating expenses                                    7,953        1,686             356   (7)         9,995
Foreign exchange loss                                       1,159                                            1,159
                                                         --------     --------        --------            --------
Total operating costs and expenses                        127,131       24,842             356             152,329
                                                         --------     --------        --------            --------

Income (Loss) Before Income Taxes and
Discontinued Operations                                   (2,076)       (2,290)          2,817              (1,549)
                                                         --------     --------        --------            --------

Income taxes:
Current                                                                     17                                  17
Deferred                                                    6,665         (109)                  (8)         6,556
                                                         --------     --------        --------            --------
Income tax expense (benefit)                                6,665          (92)                              6,573
                                                         --------     --------        --------            --------

Loss From Continuing Operations                           ($8,741)     ($2,198)         $2,817             ($8,122)
                                                         ========     ========        ========            ========

AVERAGE SHARES OUTSTANDING
Basic                                                      13,198                           24   (9)        13,222
Diluted                                                    13,198                           24   (9)        13,222

PER SHARE DATA
Net Loss - Basic                                           ($0.66)                                          ($0.61)
Net Loss - Diluted                                         ($0.66)                                          ($0.61)

     The accompanying notes are an integral part of the unaudited pro forma condensed combined financial statements.

NOTES TO THE UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL STATEMENTS

       The acquisition of Altus has been accounted for as a business combination using the purchase method. The purchase price for this acquisition is the sum of consideration paid and the transaction costs incurred by ACGL. Under the purchase method of accounting for business combinations, the purchase price is allocated to the assets and liabilities based on their fair values, with the excess of the acquisition costs over the fair value of the net assets recorded as goodwill.

(1) Preliminary analyses have been performed in order to identify intangible assets and to allocate purchase price to identifiable assets and liabilities, with the excess of purchase price over net tangible and intangible assets recorded as goodwill. The fair values of reserves for claims and claims expenses and related reinsurance recoverables for Altus' subsidiary, First American Insurance Company, were estimated based on the present value of the expected underlying cash flows of the reserves and reinsurance recoverables using a risk free interest rate, and include an adjustment for a risk factor and a profit margin. The following table summarizes the calculation and allocation of purchase price of the most recent acquisition:

       (in thousands)                                                              ALTUS
                                                                                  -------
       PURCHASE PRICE:
       Consideration paid in cash                                                 $37,985
       Consideration paid in stock                                                    404
       Transaction costs                                                              413
                                                                                  -------
         Total Purchase Price                                                      38,802
       Original ACGL 27.9% investment (after adjustment described in notes 2
       and 5)                                                                      12,947
                                                                                  -------
         Total Investment                                                         $51,749
                                                                                  =======
       PURCHASE PRICE ALLOCATION:
       Fair value of net assets acquired                                           33,459
       Goodwill                                                                     5,343
                                                                                  -------
         Total Allocation of Purchase Price                                        38,802
       Original ACGL 27.9% investment (after adjustment described in notes 2
       and 5)                                                                      12,947
                                                                                  -------
         Total Investment                                                         $51,749
                                                                                  =======

(2) To eliminate ACGL's original minority investment in Altus, which was carried at estimated fair value prior to the closing of the acquisition on June 22, 2001.

(3) To record consideration paid to Altus' shareholders of $38.0 million and acquisition expenses, consisting primarily of transaction fees and professional services in the amount of $0.4 million.

(4)    To record the value of goodwill (as described in note 1) of $5.3 million.

(5) To reflect the elimination of Altus' shareholders' equity of $46.4 million, the issuance of 24,200 shares of ACGL Common Shares valued at $0.4 million, and ACGL's 27.9% portion of equity in the net loss of Altus occurring prior to March 31, 2001 in the amount of $3.1 million.

       Upon the closing of ACGL's acquisition of Altus, ACGL was required under generally accepted accounting principles governing a "step acquisition" of an investee company to retroactively adopt the equity method of accounting for its original 27.9% ownership interest in Altus for the periods prior to the acquisition and to restate its historical financial results. Such restatement resulted in a reduction in ACGL's book value at March 31, 2001 in the amount of $3.1 million, or $0.24 per share. After ACGL's acquisition of its initial 27.9% ownership interest in Altus in March 1998, the investment was carried at its estimated fair value from the initial purchase through March 31, 2001 in accordance with generally accepted accounting principles. ACGL accounted for its initial interest in Altus under "fair value" because ACGL did not have the ability to exercise significant influence over this investment due to ACGL's limited voting and consent rights.

       Subsequent to this Form 8-K/A report, ACGL will file with the Securities and Exchange Commission ("SEC") an amended Form 10-K (10-K/A) for the year ended December 31, 2000 and an amended Form 10-Q (10-Q/A) for the quarter ended March 31, 2001 to reflect the required restatement. ACGL's historical financial statements have not been restated herein. However, the cumulative result of retroactively adopting the equity method of accounting for the original investment in Altus is included as a pro forma adjustment to shareholders' equity as follows:

       Elimination of Altus' shareholders' equity                                           ($46,406)
       Issuance of ACGL Common Shares to employee shareholders of Altus                          404
       Cumulative net result of retroactively adopting the equity method of accounting        (3,053)
                                                                                            --------
         Pro Forma Adjustment                                                               ($49,055)
                                                                                            ========

(6) To eliminate the $3.2 million realized loss recorded in the first quarter 2000 historical financial statements as an adjustment to the fair value of ACGL's investment in Altus. This item would not be recorded under the equity method. See note 5 above regarding the step acquisition.

(7) To record the amortization of goodwill related to the acquisition of Altus as if the transaction occurred on January 1, 2000. Goodwill in relation to the acquisition was $5.3 million (see note 1) and will be amortized on a straight-line basis over fifteen years.

(8) The amortization of goodwill related to the Altus acquisition is not deductible for tax purposes; therefore, no tax effect has been included.

(9) Weighted average shares used to calculate pro forma basic and diluted net income (loss) per share for the periods presented are computed using the historical weighted average number of common shares outstanding for the period presented and the shares issued in conjunction with the acquisition of Altus as if such issued shares were outstanding as of January 1, 2000.

                                  EXHIBIT INDEX


EXHIBIT NO.                       DESCRIPTION
-----------       ---------------------------------------------

23(a)             Consent of Deloitte & Touche LLP